                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 20)*

                        AMERICAN BUSINESS PRODUCTS, INC.
                                (Name of Issuer)

                            COMMON STOCK $2 PAR VALUE
                         (Title of Class of Securities)

                                    024763104
                                 (CUSIP Number)

                                       N/A
              (Date of Event which requires filing this statement.)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                [x] Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 pages

                                       13G
CUSIP NO.  024763104                                                Page 2 of 8


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Curtis Investment Company, LLC ("CIC")
                  58-6037176
------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            A { }
                           Joint Filing     B {X}
------------------------------------------------------------------------------

3        SEC USE ONLY

------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia Limited Liability Company
------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER

                                                     1,464,299
                                            ----------------------------------
        NUMBER OF
          SHARES                    6       SHARED VOTING POWER
       BENEFICIALLY
          OWNED BY                                   -0-
           EACH                             ----------------------------------
        REPORTING
          PERSON                    7       SOLE DISPOSITIVE POWER
           WITH
                                                     1,464,299
                                            ----------------------------------

                                    8        SHARED DISPOSITIVE POWER

                                                     -0-
------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,464,299
------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.8%
------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  LLC
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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                                       13G
CUSIP NO.  024763104                                                Page 3 of 8

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Henry J. Bird
------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            A { }
                           Joint Filing     B {X}
------------------------------------------------------------------------------

3        SEC USE ONLY

------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
------------------------------------------------------------------------------

                                   5        SOLE VOTING POWER

                                                     1,491,780
                                            ----------------------------------
       NUMBER OF
         SHARES                    6        SHARED VOTING POWER
     BENEFICIALLY
        OWNED BY                                     21,093
          EACH                              ----------------------------------
       REPORTING
         PERSON                    7        SOLE DISPOSITIVE POWER
          WITH
                                                     1,491,780
                                            ----------------------------------

                                   8        SHARED DISPOSITIVE POWER

                                                     21,093
------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,512,873
------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  10.166%
------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                AMENDMENT NO. 20
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                         CURTIS INVESTMENT COMPANY, LLC


CUSIP NO.  024763 10 4                                              Page 4 of 8


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING

         Curtis Investment Company, LLC

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE

         124 Riverstone Parkway, Canton, GA 30114

ITEM 2 (c) - CITIZENSHIP

         Georgia Limited Liability Company

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES

         Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER

         024763 10 4

ITEM 3

         This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c).

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1999

         (a)      Amount Beneficially Owned:  1,464,299
                  CIC is a limited liability company of which Henry J. Bird is the managing member. As the managing member, Mr. Bird has sole voting and investment power for all of the shares owned by CIC. Therefore, Mr. Bird is deemed to be the indirect beneficial owner of the 1,464,299 shares owned by CIC on December 31, 1999.
         (b)      Percent of Class:  9.8%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote: 1,464,299
                  (ii)     shared power to vote or to direct the vote: 0
                  (iii) sole power to dispose or to direct the disposition of: 1,464,299
                  (iv) shared power to dispose or to direct the disposition of: 0

CUSIP NO.  0247630 10 4                                             Page 5 of 8


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10 - CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 11, 2000

                                    CURTIS INVESTMENT COMPANY, LLC



                                    BY:        /s/ Henry J. Bird
                                        ---------------------------------------
                                                  Henry J. Bird
                                                  Managing Member

                                AMENDMENT NO. 20
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                                  HENRY J. BIRD


CUSIP NO.  024763 10 4                                              Page 6 of 8


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING

         Henry J. Bird, individually and as Managing Member of
         Curtis Investment Company, LLC

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE

         124 Riverstone Parkway, Canton, GA 30114

ITEM 2 (c) - CITIZENSHIP

         Georgia Limited Liability Company

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES

         Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER

         024763 10 4

ITEM 3

         This statement is not filed pursuant to Rules 13d-1(c), check this box. [X]

ITEM 4 - OWNERSHIP AS OF December 31, 1999.

         (a)      Amount Beneficially Owned:  1,512,873
         (b)      Percent of Class:  10.166%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote: 1,491,780
                  (ii)     shared power to vote or to direct the vote: 21,093
                  (iii) sole power to dispose or to direct the disposition of: 1,491,780
                  (iv) shared power to dispose or to direct the disposition of: 21,093

CUSIP NO.  0247630 10 4                                             Page 7 of 8


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         CIC's response to Item 4(a) is incorporated herein by reference.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10 - CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 11, 2000




                                    BY:        /s/ Henry J. Bird
                                        ---------------------------------------
                                                  Henry J. Bird


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CUSIP NO.  024763 10 4                                              Page 8 of 8





                                    EXHIBIT 1



                                    AGREEMENT



         Curtis Investment Company, LP and Henry J. Bird hereby agree that the attached Schedule 13G, Amend No. 20 dated December 31, 1999 is filed on behalf of each of us.

Date:    February 11, 2000




                                            /s/ Henry J. Bird
                                            -----------------------------------
                                            Henry J. Bird


                                            CURTIS INVESTMENT COMPANY, LLC



                                            By: /s/ Henry J. Bird
                                                -------------------------------
                                                Henry J. Bird
                                                Managing Member